                                                                    EXHIBIT 20.1

          REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Global Signal Inc.

We have audited the accompanying statement of revenue and certain expenses of
Community Wireless Structures Acquisition as described in Note 1 for the year ended December 31, 2004. This statement of revenue and certain expenses is the responsibility of Community Wireless Structures Acquisition's management. Our responsibility is to express an opinion on this statement of revenue and certain expenses based on our audit.

We conducted our audits in accordance with the standards of the Public Company
Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Community Wireless Structures Acquisition's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Community Wireless Structures Acquisition's
internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and
Exchange Commission for inclusion as a consummated acquisition in a current report on Form 8-K of Global Signal Inc. as described in Note 1 and is not intended to be a complete presentation of Community Wireless Structures
Acquisition's revenues and expenses.

In our opinion, the statement of revenue and certain expenses referred to above presents fairly, in all material respects, the revenue and certain expenses of
Community Wireless Structures Acquisition as described in Note 1 for the year ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

                                             /s/ Ernst & Young LLP
                                             -----------------------------------

Tampa, Florida
June 9, 2005

                    COMMUNITY WIRELESS STRUCTURES ACQUISITION
                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                             (dollars in thousands)

                                            Year Ended      Three Months Ended
                                        December 31, 2004     March 31, 2005
                                        -----------------   ------------------
                                                                (unaudited)
Revenue                                       $1,122              $303
Certain expenses:
   Rent                                          281                70
   Property taxes                                 13                 3
   Other tower operating expense                  30                 9
   Selling, general, & administrative
      expenses                                     1                 1
                                              ------              ----
Total certain expenses                           325                83
                                              ------              ----
Revenue in excess of certain expenses         $  797              $220
                                              ======              ====

      See accompanying notes to Statements of Revenue and Certain Expenses

                    COMMUNITY WIRELESS STRUCTURES ACQUISITION
               NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES
 Year Ended December 31, 2004 and Three Months Ended March 31, 2005 (Unaudited)
                             (dollars in thousands)

1.   BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

Community Wireless Structures II, LLC is principally engaged in providing services to the wireless communications industry by leasing antenna sites on multi-tenant towers. Community Wireless Structures II, LLC leases tower space primarily to personal communications services and cellular service providers.
Community Wireless Structures II, LLC's sites are located in Virginia.

On March 31, 2005, Pinnacle Towers Acquisition LLC, a wholly-owned subsidiary of
Global Signal Inc. (the "Company"), acquired 13 towers from Community Wireless
Structures II, LLC under a definitive purchase agreement dated March 24, 2005.
The purchase agreement and these statements of revenues and certain expenses exclude towers as well as certain assets of Community Wireless Structures II,
LLC related to tower development. "Community Wireless Structures Acquisition"
represents the assets acquired by the Company.

BASIS OF PRESENTATION

The accompanying statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and
Exchange Commission for inclusion as a consummated acquisition in a Form 8-K of the Company. The statements, which encompass the towers sold to the Company, are not representative of the actual or complete operations of Community Wireless
Structures Acquisition for the periods presented or indicative of future operations, as they exclude the following: certain non-tower related selling, general and administrative expenses; interest expense; and depreciation and amortization.

The accompanying statement of revenue and certain expenses for the period
January 1, 2005 to March 31, 2005, which includes operating results for each tower until its acquisition by the Company, is unaudited and has been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Revenues and certain expenses for the period from January 1, 2005 to March 31, 2005 are not necessarily indicative of that which may be expected for the year ending
December 31, 2005.

USE OF ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such variances could be material.

                    COMMUNITY WIRELESS STRUCTURES ACQUISITION
         NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES (CONTINUED)
                             (dollars in thousands)

1.   BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

Revenues are recognized when earned. Escalation clauses present in lease agreements with Community Wireless Structures Acquisition's customers are recognized on a straight-line basis over the term of the lease, excluding unexercised options.

CONCENTRATION OF CREDIT RISK

Community Wireless Structures Acquisition derives the largest portion of its revenues from customers who require wireless communications services. T-Mobile,
Sprint, Nextel, AT&T, and Cingular represented 21.6%, 19.6%, 16.3%, 11.7%, and
11.3%, respectively, of revenues for the year ended December 31, 2004. Cingular,
T-Mobile, Sprint, and Nextel represented 22.0%, 21.8%, 19.0%, and 16.5%, respectively, of revenues for the three months ended March 31, 2005 (unaudited).

2.   LEASES

LEASE OBLIGATIONS

As lessee, Community Wireless Structures Acquisition is obligated under non-cancelable operating leases for ground space under communications towers that expire at various times through 2038. The majority of the ground leases have multiple renewal options for 5 to 10 years each.

Future minimum rental payments due by Community Wireless Structures Acquisition under operating leases in effect at December 31, 2004 are as follows:

   Year
----------
2005         $181
2006          134
2007           84
2008           47
2009           34
Thereafter      3
             ----
             $483
             ====

Many of Community Wireless Structures Acquisition's lease agreements contain escalation clauses which are typically based on either a fixed percentage rate or the change in the Consumer Price Index. For leases

                    Community Wireless Structures Acquisition
         NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES (CONTINUED)
                             (dollars in thousands)

2.   LEASES (CONTINUED)

with escalation clauses based on a fixed percentage rate, rental expense is recognized in the statements of revenue and certain expenses on a straight line basis over the initial term of the lease plus the future optional renewal periods where there is a reasonable assurance that the lease will be renewed based on an evaluation at the inception of the lease.

Rent expense for operating leases was $281 for the year ended December 31, 2004 and $70 (unaudited) for the three months ended March 31, 2005.

CUSTOMER LEASES

Community Wireless Structures Acquisition leases antenna space on communications towers to various wireless service providers under non-cancelable operating leases. These leases are generally for terms of 5 to 7 years. Generally,
Community Wireless Structures Acquisition's tenant leases provide for annual escalations and multiple renewal periods, at the tenant's option. Leases with fixed-rate escalation clauses, or those that have no escalation, have been included below based on the contractual tenant lease amounts. Leases that escalate based on non-fixed rates, such as the Consumer Price Index, are included below at the current contractual rate over the remaining term of the lease. The tenant rental payments included in the table below do not assume exercise of tenant renewal options.

Future minimum rental receipts due to Community Wireless Structures Acquisition under operating leases in effect at December 31, 2004 are as follows:

   Year
----------
2005         $1,221
2006          1,040
2007            858
2008            584
2009            154
Thereafter        7
             ------
             $3,864
             ======